UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 16, 2011
Date of Report (Date of earliest event reported):

NEW FRONTIER ENERGY, INC
(Exact name of registrant as specified in its charter)

Colorado	0-50472	84-1530098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Broadway, Suite 920 Denver, CO 80202
(Address of principal executive offices)

(303) 730-9994
Registrant's telephone number, including area code

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On February 16, 2011 New Frontier Energy, Inc. (“NFE”) entered into a binding memorandum of understanding (MOU) with Emerald Oil and Gas, NL (“Emerald”) an Australian listed company (ASX: EMR) which provides for the following:

NFE will sell to Emerald of the following assets (the “Assets”):

(i) NFE’s leasehold interests located within Routt and Moffat counties, Colorado and Carbon and Sweetwater Counties, Wyoming,
(ii) any equipment or property used in connection with any oil and gas operations related to the assigned leases,
(iii) NFE’s limited partnership and general partnership interest in Slater Dome Gathering, LLLP,
(iv) NFE’s rights and claims under that certain Participation Agreement (as amended) between NFE and Entek GRB, LLC (Entek) dated on or about August 10, 2009,
(v) NFE’s claims against Slaterdome Gas, Inc. pursuant to case file number 2010 CV 65 filed in the District Court in Moffat County Colorado, and
(vi) NFE’s claims against Slaterdome Gas, Inc. pursuant to case file number CV-10-202 filed in the District Court in Carbon County, Wyoming.

In addition, Emerald will assume all liabilities associated with the Assets except for environmental liabilities arising from the period prior to Closing Date.

The purchase price is USD 15,000,000 (Fifteen Million US Dollars) comprising of (i) AUD 5,000,000 (Five Million Australian Dollars) worth of free trading Emerald ordinary shares and (ii) the balance payable in cash in US dollars at Closing.  Further, New Frontier has received certain undertakings relative to liquidity and value with respect to the shares of Emerald it will receive as part of the purchase price.

Conditions to closing include (i) the completion of due diligence by Emerald within 45 days of the MOU execution Date, (ii) Emerald shareholder approval of the transaction within 45 days of the MOU execution date; and (iii) Emerald’s completion of a capital raise within 50 days of the MOU execution date on terms acceptable to it, among others.

Management believes that the terms described herein are the relevant material terms of the MOU, however, there may be other terms and conditions in the MOU that other persons would consider material. Further disclosures will be forthcoming as and if necessary as negotiations and due diligence progress.

Due to the nature of the conditions to closing, it is not possible at this time to determine the likelihood that the transaction contemplated in the MOU will be concluded.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW FRONTIER ENERGY, INC.

Date: February 21, 2011	By:	/s/ Samyak Veera
Samyak Veera, Chief Executive Officer